Exhibit 14.1

MORGAN STANLEY DIRECT LENDING FUND

CODE OF ETHICS

I.                Introduction

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and applies to the registered investment companies (each, a “Fund” and collectively, the “Funds”) advised or managed by Morgan Stanley Investment Management Inc. or any of its affiliates, including MS Capital Partners Advisers Inc. (collectively, “MSIM”). This Code applies to all persons who are “Access Persons” of the Funds, as that term is defined in Rule 17j-1. To the extent that any such individuals are subject to compliance with the MSIM Code of Ethics, which Code has been adopted pursuant to Rule 17j-1 (the “MSIM Code”), compliance by such individuals with the provisions of the MSIM Code shall constitute compliance with this Code. The Code will be effective for a Fund upon its adoption by that Fund’s Board of Directors or Trustees.

II.           Reporting Requirements

1.              Reports of Transactions and Holdings Reports - Independent Directors/Trustees and Directors/Trustees who are not Access Persons

i.                                          A director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2 (a)(19) of the 1940 Act (an “Independent Director/Trustee”) and a director or trustee of a Fund who is not an Access Person shall report quarterly to the MSIM CLO any personal transaction in a security if he or she knows or in the course of his/her duties as a Director/Trustee of the Fund should have known that (i) the Fund had purchased or sold the same security; or (ii) MSIM considered purchasing or selling the same security during the 15 day period immediately before or after the Independent Director’s/Trustee’s transaction in the same security.

ii.                                       An Independent Director of the Fund who is not an Access Person is not required to submit initial and annual securities holdings reports as set forth in Section II.2 below.

2.              Reports of Transactions, Brokerage Accounts and Holdings - Access Persons not covered by Section II.1

No later than ten days after becoming an Access Person, new Access Persons who are not covered by Section II.1 will be required to provide:

i.                                          a list of all non-exempt securities holdings, with the information set forth below under annual reporting, as of the date of becoming an Access Person; and

ii.                                       a list of all outside brokerage accounts, including open end investment company accounts. The information must be current as of a date not more than 30 days before the information is submitted.

On a quarterly basis, an Access Person of a Fund who is not covered by Section II.1 shall report:

i.                                          all non-exempt securities transactions; and

ii.                                       a list of brokerage accounts and open end registered investment company accounts opened during the quarter, to the MSIM Code of Ethics Group.

On an annual basis, an Access Person of a Fund who is not covered by Section II.1 shall provide the MSIM Code of Ethics Group with:

i.                                          a list of holdings of all non-exempt securities beneficially owned by such Access Person as of March 31 the title of the security, the number of shares held, and the principal amount of the security;

ii.                                       the name of any broker dealer, financial institution or open end investment company where an account was maintained by such Access Person, as of March 31; and

iii.                                    the date the information is submitted by the Access Person.

An Access Person who is identified as “Investment Personnel” (as defined in Rule 17j-1) of a Fund must obtain approval from the MSIM Code of Ethics Group before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

3.              Reports of Transactions, Brokerage Accounts and Holdings — General

Any quarterly report required above must be made within thirty days after the end of the calendar quarter in which the personal transaction occurred. The report may be made on the form provided by MSIM or may consist of a broker statement that provides at least the same information. In the event that MSIM already maintains a record of the required information, an Access Person may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy and completeness of the record and disclosing the beneficial ownership of securities (if any) not listed on the account statement; and (ii) recording the date of the confirmation.

The MSIM Code of Ethics Group, as applicable, will identify and advise all Access Persons of the Fund, including the Independent Directors/Trustees and the Directors/Trustees who are not Access Persons, subject to the reporting requirement above, of their reporting requirement. Each report required under this Section II will be submitted for review by the MSIM Code of Ethics Group.

III.      Definitions and Exemptions

1.              Definitions

For purposes of this Code the term “personal transaction” means the purchase or sale, or other acquisition or disposition, of a security for the account of the individual making the transaction or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in a security.

The term “beneficial ownership” shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Generally, under Section 16, a person is regarded as having beneficial ownership of securities held in the name of:

i.                                          The individual; or

ii.                                       a husband, wife or a minor child; or

iii.                                    a relative sharing the same household; or

iv.                                   other person if the Access Person: obtains benefits substantially equivalent to ownership of the securities; or can obtain ownership of the securities immediately or at some future time.

The term “Access Person” is defined by Rule 17j-1 under the 1940 Act as (i) any director, officer, general partner or employee of a fund or of a fund’s investment adviser (or of any company in a control relationship to the fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined in Rule 17j-1) by a fund, or whose functions relate to the making or any recommendations with respect to such purchases or sales; or (ii) any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined in Rule 17j-1) by the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of Covered Securities.

2.              Exemptions

No report is required for a personal transaction in any of the following securities:

i.                                          U.S. Government Securities;

ii.                                       Bank Certificates of Deposit; Bankers’ Acceptances; Commercial Paper;

iii.                                    U.S. Government Agency Securities;

iv.                                   High Quality Short-Term Instruments (including repurchase agreements); and Open-end registered investment companies (mutual funds)*.

Also, no report is required with respect to any account over which the Access Person has no influence or control.

* Note that while specific transactions in mutual funds do not require pre-clearance or reporting, there is a requirement to disclose mutual fund accounts on an annual basis

IV.       Violations of the Code

Any officer of a Fund who discovers a violation or apparent violation of this Code by an Access Person shall bring the matter to the attention of the Chief Compliance Officer of the Fund who shall then report the matter to the Board of Directors/Trustees of the Fund. The Board shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate.

V.            Administration of the Code

No less frequently than annually the Board of Directors or the Board of Trustees of each of the Funds shall be provided with (i) a written report that describes any new issues arising under the Code, including information on material violations of the Code or procedures and sanctions imposed; and (ii) a certification from the Fund’s Chief Compliance Officer that each Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.